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                                                                  EXHIBIT 99.1

KV PHARMACEUTICAL COMPANY

                                            CONTACT:
                                            CATHERINE M. BIFFIGNANI
                                            VICE PRESIDENT, INVESTOR RELATIONS
                                            314-645-6600
                                               [KV PHARMACEUTICAL logo]


FOR IMMEDIATE RELEASE


            KV PHARMACEUTICAL COMPANY COMPLETES FISCAL 2008 FILINGS
                    WITH SECURITIES AND EXCHANGE COMMISSION


 COMPANY FILES FISCAL FORM 10-Q'S FOR FIRST THREE QUARTERS OF FISCAL 2008 AND
                FORM 10-K FOR FISCAL 2008 ENDED MARCH 31, 2008


      POINTS TO POSITIVE FISCAL 2009 OUTLOOK FOR ITS BRANDED AND GENERIC
                           PHARMACEUTICAL BUSINESSES


St. Louis, MO - June 25, 2008 - KV Pharmaceutical Company (NYSE: KVa/KVb), a fully integrated specialty pharmaceutical company that develops, manufactures, acquires and markets technology distinguished branded and generic/non-branded prescription pharmaceutical products, today announced that it has filed Form 10-Q's for the quarters ended June 30, 2007, September 30, 2007 and December 31, 2007, as well as a Form 10-K for its 2008 fiscal year ended March 31, 2008. The financial data included in these filings is consistent with previously reported preliminary financial results.

Marc S. Hermelin, Chairman of the Board and Chief Executive Officer stated, "With the filing of our fiscal 2008 financial reports, the Company is now up to date with its Securities and Exchange Commission filings. Fiscal 2008 was an extraordinary year for KV filled with many accomplishments by both our branded and generic businesses. Our Company continued to perform at record levels despite a difficult industry environment. We fully expect to continue our strong performance in fiscal 2009 and beyond as we execute on our branded and generic strategies and seek to capitalize on our valuable product pipeline."

Mr. Hermelin continued, "As previously reported, KV generated net revenue and net income increases of 36% and 52%, respectively, for fiscal 2008 compared to the prior year. In fiscal 2009 the Company expects to introduce 8-10 new products from Ther-Rx and ETHEX combined, which includes the anticipated approval of six ANDA's and one NDA. The anticipated new products, continued momentum from KV's generic Metoprolol Succinate Extended Release tablets, and expansion of the Company's branded women's health franchise, including the expected launch of Gestiva(TM) in late calendar 2008, should all contribute to what we believe will be our 14th consecutive year



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of record revenues. The Company also expects to file another 16 ANDA applications during fiscal 2009. We look forward to reporting in the near future a positive first quarter for fiscal 2009."


ABOUT KV PHARMACEUTICAL COMPANY

KV Pharmaceutical Company is a fully integrated specialty pharmaceutical company that develops, manufactures, markets and acquires technology-distinguished branded and generic/non-branded prescription pharmaceutical products. The Company markets its technology-distinguished products through ETHEX Corporation, a national leader in pharmaceuticals that compete with branded products, and Ther-Rx Corporation, its emerging branded drug subsidiary.


SAFE HARBOR

The information in this release may contain various forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 ("PSLRA") and which may be based on or include assumptions concerning KV's operations, future results and prospects. Such statements may be identified by the use of words like "plans", "expect", "aim", "believe", "projects", "anticipates", "commit", "intend", "estimate", "will", "should", "could" and other expressions that indicate future events and trends.

All statements that address expectations or projections about the future, including without limitation, statements about the Company's strategy or expectations for growth or growth trends, product development, product launches, regulatory filings or approvals, prescription trends, market position, market share increases, acquisitions, existence and duration of regulatory exclusivities, expected duration of ARS illiquidity, revenues, expenditures, contributions, profitability and other financial results, are forward-looking statements.

All forward-looking statements are based on current expectations and are subject to risk and uncertainties. In connection with the "safe harbor" provisions, KV provides the following cautionary statements identifying important economic, competitive, political and technology factors, which among others, could cause actual results or events to differ materially from those set forth or implied by the forward-looking statements and related assumptions.

Such factors include (but are not limited to) the following: (1) changes in the current and future business environment, including interest rates and capital and consumer spending; (2) the difficulty of predicting FDA approvals, including timing, and that any period of exclusivity may not be realized; (3) acceptance and demand for new pharmaceutical products; (4) the impact of competitive products and pricing, including as a result of so-called authorized-generic drugs; (5) new product development and launch, including the possibility that any product launch may be delayed or that product acceptance may be less than anticipated; (6) reliance on key strategic alliances; (7) the availability of raw materials and/or products manufactured for the Company under contract manufacturing arrangements with third parties;
(8) the regulatory environment, including regulatory agency and judicial actions and changes in applicable law or regulations; (9) fluctuations in revenues; (10) the difficulty of predicting international regulatory approval, including timing; (11) the difficulty of predicting the pattern of inventory movements by the Company's customers; (12) the impact of competitive response to the Company's sales, marketing and strategic efforts; (13) risks that the Company may not ultimately prevail in litigation, including challenges to our


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patents; (14) actions by the Securities and Exchange Commission and the
Internal Revenue Service with respect to the Company's stock option grants and accounting practices; (15) actions by the NYSE Regulation, Inc. with respect to the continued listing of the Company's stock on the New York Stock Exchange; (16) risks that the Company may not ultimately prevail in litigation, including challenges to our intellectual property rights by actual or potential competitors or to our ability to market generic products due to brand company patents; (17) the possibility that KV's current estimate of the financial effect of certain previously announced product recalls could prove to be incorrect; (18) whether any of the product recalls result in litigation, agency action or material damages; and (19) the risks detailed from time-to-time in the Company's filings with the Securities and Exchange Commission.

This discussion is by no means exhaustive, but is designed to highlight important factors that may impact the Company's outlook. We are under no obligation to update any of the forward-looking statements after the date of this release.